EXHIBIT 10.14

CREDIT AGREEMENT

Dated as of December 15, 2006

Among

AMVAC CHEMICAL CORPORATION

as Borrower,

AMERICAN VANGUARD CORPORATION

GEMCHEM, INC.

2110 DAVIE CORPORATION

as Guarantors

BANK OF THE WEST

as Agent, Swing Line Lender

and

L/C Issuer,

BMO CAPITAL MARKETS

as Documentation Agent

And

The Other Lenders Party Hereto

BANK OF THE WEST

As Arranger and Syndication Agent

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	19
1.03 Accounting Terms	19
1.04 Rounding	19
1.05 Times of Day	19
1.06 Letter of Credit Amounts	19

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS	20
2.01 Revolving Loans; Term Loans	20
2.02 Revolving and Term Borrowings, Conversions and Continuations	20
2.03 Letters of Credit	21
2.04 Swing Line Loans	27
2.05 Prepayments	29
2.06 Termination or Reduction of Revolving Commitments	29
2.07 Repayment of Loans	30
2.08 Interest	31
2.09 Fees	31
2.10 Computation of Interest and Fees	31
2.11 Evidence of Debt	32
2.13 Payments Generally; Agent’s Clawback	32
2.14 Sharing of Payments	33
2.15 Additional Term Commitments	34

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY	35
3.01 Taxes	35
3.02 Illegality	36
3.03 Inability to Determine Rates	36
3.04 Increased Costs	36
3.05 Compensation for Losses	37
3.06 Mitigation Obligations	38
3.07 Survival	38

ARTICLE IV. GUARANTY	38
4.01 Guaranty	38
4.02 Guaranty to be Absolute	38
4.03 Authorized Action	38
4.04 Guarantors’ Waivers	39
4.05 Waivers of Subrogation and Other Rights	39
4.05 Right to Non-judicially Foreclose	39
4.06 Revival and Reinstatement	40
4.07 Information Regarding Borrower	41
4.08 Subordination	41
4.09 Additional and Independent Obligations	41

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	41
5.01 Conditions of Initial Credit Extension	41
5.02 Conditions to all Credit Extensions	42

ARTICLE VI. REPRESENTATIONS AND WARRANTIES	43
6.01 Financial Condition; No Change	43
6.02 Corporate Existence; Power; Etc.	43
6.03 Authorization; No Contravention	43
6.04 Binding Effect	44
6.05 Governmental Authorization; Other Consents	44

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6.06 Litigation	44
6.07 Taxes	44
6.08 Margin Regulations; Investment Company Act	44
6.09 Subsidiaries	44
6.10 ERISA Compliance	44
6.11 Ownership of Property; Liens	45
6.12 No Default	45
6.13 Insurance	45
6.14 Disclosure	45
6.15 Compliance with Laws	45
6.16 Environmental Compliance	46
6.17 Security Documents	46
6.18 Solvency	46
6.19 Intellectual Property; Licenses, Etc.	46

ARTICLE VII. AFFIRMATIVE COVENANTS	46
7.01 Financial Statements	46
7.02 Certificates; Other Information	47
7.03 Payment of Indebtedness	48
7.04 Maintenance of Existence and Properties	48
7.05 Inspection of Property; Books and Records; Discussions	48
7.06 Notices	48
7.07 Maintenance of Insurance	49
7.08 Environmental Compliance	49
7.09 ERISA	49
7.10 Permitted Hedges	50
7.11 Payment of Obligations	50
7.12 Compliance with Laws	50
7.13 Books and Records	50
7.14 Use of Proceeds	51
7.15 Collateral; Guarantors	51

ARTICLE VIII. NEGATIVE COVENANTS	51
8.01 Liens	51
8.02 Investments	52
8.03 Funded Debt	52
8.04 Fundamental Changes	52
8.05 Acquisitions	52
8.06 Investments; Advances	53
8.07 Dispositions	53
8.08 Change in Nature of Business	53
8.09 Financial Covenants	53
8.10 Capital Expenditures	54
8.11 Hedge Agreements	54
8.12 Transactions with Affiliates; Creation of Subsidiaries	54
8.13 Burdensome Agreements	54
8.14 Use of Proceeds	54

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES	54
9.01 Events of Default	54
9.02 Remedies Upon Event of Default	56
9.03 Application of Funds	56

ARTICLE X. AGENT	57
10.01 Appointment and Authorization of Agent	57
10.02 Rights as a Lender	57

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10.03 Exculpatory Provisions	57
10.04 Reliance by Agent	58
10.05 Delegation of Duties	58
10.06 Resignation of Agent	58
10.07 Non-Reliance on Agent and Other Lenders	59
10.08 No Other Duties, Etc.	59
10.09 Agent May File Proofs of Claim	59
10.10 Guaranty Matters	60
10.11 Collateral Matters	60

ARTICLE XI. MISCELLANEOUS	61
11.01 Amendments, Etc.	61
11.02 Notices; Effectiveness; Electronic Communications	62
11.03 No Waiver; Cumulative Remedies	63
11.04 Expenses; Indemnity; Damage Waiver	63
11.05 Payments Set Aside	65
11.06 Successors and Assigns	65
11.07 Treatment of Certain Information; Confidentiality	68
11.08 Right of Setoff	69
11.09 Interest Rate Limitation	69
11.10 Counterparts; Integration; Effectiveness	69
11.11 Survival of Representations and Warranties	69
11.12 Severability	70
11.13 Governing Law; Jurisdiction; Etc.	70
11.14 Waiver of Jury Trial	70
11.15 California Judicial Reference	71
11.16 No Advisory or Fiduciary Responsibility	71
11.17 USA PATRIOT Act Notice	71
11.18 Amendment of Security Documents; Effect of Amendment and Restatement	71

SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Agent’s Office, Certain Addresses for Notices

EXHIBITS

FORM OF
A	Loan Notice
B	Compliance Certificate
C	Security Agreement

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 15, 2006, among AMVAC CHEMICAL CORPORATION, a California corporation ( “Borrower”), AMERICAN VANGUARD CORPORATION, a Delaware corporation (“American Vanguard”), GEMCHEM, INC., a California corporation (“GemChem”), 2110 DAVIE CORPORATION, a California corporation (“2110 Davie” and, collectively, with American Vanguard and GemChem, “Guarantors”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), BANK OF THE WEST, as Agent, Swing Line Lender and L/C Issuer, and BMO CAPITAL MARKETS, as Documentation Agent.

Borrower has requested that Lenders provide credit facilities to it, and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, Borrower and each other party to this Agreement covenants and agrees as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by American Vanguard or any of its Subsidiaries which, directly or indirectly, acquires (a) any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger, or otherwise or (b) in one transaction or as the most recent transaction in a series of transactions a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted CPLTD” means, as of the last day of any fiscal quarter with respect to American Vanguard and its Subsidiaries, (i) the Current Portion of Consolidated Funded Indebtedness plus (ii) the Current Portion of Capital Lease Obligations plus (iii) the Current Portion of Amounts Outstanding Under Product Acquisition Agreements plus (iv) Consolidated Interest Expense paid during the four fiscal quarters just ended.

“Adjusted Consolidated EBITDA” means, for any period with respect to American Vanguard and its Subsidiaries, Consolidated EBITDA during such period minus Maintenance CAPEX during such period minus taxes paid during such period minus Distributions made during such period.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Bank of the West in its capacity as agent under any of the Loan Documents, or any successor agent.

“Agent Fee Letter” means any letter, including the letter dated November 14, 2006, between Agent and Borrower setting forth fees payable to Agent in respect of this Agreement.

“Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Aggregate Commitments” means, as the context shall require, the Aggregate Revolving Commitments of all Lenders and Aggregate Term Commitments of all Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Lenders.

“Aggregate Term Commitments” means the Term Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“American Vanguard” means American Vanguard Corporation, a Delaware corporation, the sole shareholder of Borrower.

“Amounts Outstanding Under Product Acquisition Agreements” of a Person means (a) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (b) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property (including, without limitation, intellectual property) or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), and (c) all such obligations of others Guaranteed by such Person or for which such Person has granted a Lien on its assets as security for the payment thereof.

“Applicable Percentage” means, with respect to any Lender at any time, as the context shall require:

(a) in respect of Revolving Loans, Swing Line Loans and L/C Credit Extensions. (i) subject to the following clause (ii), the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment; and (ii) if the Revolving Commitments have expired or been terminated pursuant to Section 9.02, the percentage of outstanding Revolving Loans and participations in Swing Line Loans and L/C Credit Extensions held by such Lender at such time;

(b) in respect of Term Loans, (i) subject to the following clause (ii) the percentage of the outstanding Term Loans and Aggregate Term Commitments held by such Lender at such time and (ii) if the Term Commitments have expired or been terminated pursuant to Section 9.02, the percentage of outstanding Term Loans held by such Lender at such time;

provided, that it is understood and agreed that assignments, assumptions, payments and distributions are intended to be made proportionately such that the Applicable Percentage for each Lender calculated pursuant to clause (a) shall at all times equal the Applicable Percentage for such Lender calculated pursuant to clause (b). The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Funded Debt Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Section 7.02(a):

Applicable Rate

Pricing Level	Consolidated Funded Debt Ratio	Unused fee	Eurodollar Rate + Standby Letter of Credit Fees	Prime Rate +
I	≥2.50:1.00	0.250%	2.000%	0.250%
II	<2.50 :1.00 but ≥2.00:1.00	0.200%	1.750%	0.000%
III	<2.00 :1.00 but ≥1.50:1.00	0.175%	1.500%	0.000%
IV	<1.50:1.00	0.125%	1.250%	0.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Funded Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date until the first date on which there is a change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Pricing Level I.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06, and accepted by Agent, in any form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of American Vanguard and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of American Vanguard and its Subsidiaries, including the notes thereto.

“Availability Period” means:

(a) in respect of Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date for Revolving Loans, Swing line Loans and L/C Credit Extensions, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make Credit Extensions under its Revolving Commitment pursuant to Section 9.02;

(b) in respect of Term Commitments in effect on the Closing Date, the period until the end of the Closing Date; and in respect of Term Commitments made pursuant to Section 2.15, the period from the Increase Effective Date (as defined therein) until the date that is five (5) days thereafter; it being understood and agreed that such Term Commitments shall automatically be permanently and proportionately reduced when Term Loans are made pursuant thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or Term Loan Borrowing of Loans as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by a Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person less net proceeds from sales of fixed or capital assets received by such Person or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by a Person or an Affiliate of such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease” means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means the Attributable Indebtedness with respect to Capital Leases.

“Cash” means money, currency or a credit balance in any demand, deposit or securities account.

“Cash Collateral” means Collateral comprised of cash or Cash Equivalents.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:

(a) short-term obligations of, Guaranteed by, or backed by the full faith and credit of, the United States of America;

(b) investments in commercial paper with a maturity date not more than 45 days from the date of purchase rated A-1 or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto, or P-1 or better from Moody’s Investors Service, Inc. or any successor thereto;

(c) demand deposit accounts maintained in the ordinary course of business, certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets and rights and interests in or to property of Borrower and any Guarantor, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Security Documents.

“Commitment” means, as to each Lender, its Revolving Commitment and/or Term Commitment, as the context shall require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated EBITDA” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by American Vanguard and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash charges and (v) losses on the sale of fixed assets. Extraordinary items and gains (but not losses) on (and proceeds from) sales or Dispositions of assets outside of the ordinary course of business shall be excluded in the calculation of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of: (a) Adjusted Consolidated EBITDA during the four fiscal quarters just ended to (b) Adjusted CPLTD as of such date.

“Consolidated Funded Debt Ratio” means, as of the last day of any fiscal quarter of American Vanguard, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal quarters just ended.

“Consolidated Funded Indebtedness” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances constituting a portion of the purchase price for goods to be delivered), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interests charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others that is of the type described in other clauses of this definition and is Guaranteed or secured by assets of such Person, (g) all Contingent Obligations of such Person, (h) all Capital Lease Obligations of such Person and all Attributable Indebtedness of such Person in respect of Off-Balance Sheet Liabilities, (i) Amounts Outstanding Under Product Acquisition Agreements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Consolidated Funded Indebtedness of any Person includes the Consolidated Funded Indebtedness of any other Person in which such Person is a general partner or joint venturer unless such Consolidated Funded Indebtedness is expressly non-recourse to such Person.

“Consolidated Interest Expense” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments and debt discount of American Vanguard and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the net income of American Vanguard and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Liability” has the meaning given such term in accordance with GAAP, but shall not include Revolving Loans, Swing Line Loans or L/C Obligations.

“Current Portion” of any liability means that balance of such liability which is required to be shown as a Current Liability on the balance sheet in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Rate, if any, applicable to Prime Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate applicable to standby Letters of Credit plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans or Term Loans or participations in Swing Line Loans or L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to its equity holders or authorized or made any other distribution, payment or delivery of property (other than Equity Interests of such Person) or cash to its equity holders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of its capital Equity Interests outstanding on and after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests) or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any of the Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests). Without limiting the generality of the foregoing, “Distribution” shall include all payments made or required to be made by a Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiaries” means all Subsidiaries of a Person incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Wholly Owned Subsidiary” means any Domestic Subsidiary of a Person that is a Wholly Owned Subsidiary of such Person

“Eligible Assignee” means, as of any date, any Lender, any Affiliate of a Lender that is acceptable to Agent and Borrower, and any other Person (other than Borrower, any Guarantor or any of their Affiliates) acceptable to Agent and Borrower; provided, that Borrower approval shall not be required so long as a Default has occurred and is continuing.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means, in respect of any Person, any offering, issuance, sale or distribution of any Equity Interest (other than pursuant to any employee stock or stock option compensation plan) in such Person, regardless of whether authorized as of the Closing Date or registered on any securities exchange.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula (rounded upward, if necessary, in accordance with Agent’s customary practices):

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of the West and with a term equivalent to such Interest Period would be offered to Bank of the West or any of its Affiliates by major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated September 30, 2004 among Borrower, the Guarantors, Bank of the West, as Agent, and the Lenders party thereto, as amended.

“Existing Letters of Credit” means any letter of credit issued by Bank of the West prior to the Closing Date for the account of Borrower and outstanding on the Closing Date pursuant to the Existing Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, in accordance with Agent’s customary practices) charged to Bank of the West on such day on such transactions as determined by Agent.

“Foreign Subsidiary” means, at any time, any Subsidiary of Borrower organized under the laws of a country or subdivision of a country other than the United States, its possessions and territories.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” means, in respect of any Person, all outstanding liabilities for borrowed money and other interest-bearing liabilities of such Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GemChem” means GemChem, Inc., a California corporation and a Wholly Owned Subsidiary of American Vanguard.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed and Secured Parties” means, collectively, (a) the Lenders, (b) Agent, (c) the Swing Line Lender, (d) the L/C issuer, (e) each Lender and each Affiliate of a Lender party to, and its capacity as counterparty to, Permitted Hedges (if such Lender or Affiliate was a Lender or an Affiliate of a Lender at the time such Permitted Hedges were executed), (f) each beneficiary of any indemnification under the Credit Agreement or other Loan Documents, (g) any other holder of Obligations or Guaranteed Obligations and (h) their respective successors and assigns.

“Guaranteed Obligations” means the Obligations, the obligation of Borrower to repay any and all other indebtedness, obligations and liabilities of every kind and character of Borrower to Agent, the L/C Issuer, the Swing Line Lender, the Lenders and the other Guaranteed and Secured Parties or any one or more of them, whether now existing or hereafter arising, whether due and owing or to become due and owing, whether joint or several, or joint and several, whether absolute or contingent, as created by, evidenced by, arising in connection with and/or owing at any time under this Agreement or any Permitted Hedge. Guaranteed Obligations include, without limitation, any and all obligations of Borrower to Agent, the L/C Issuer, the Swing Line Lender, any Lender or any other Guaranteed and Secured party for reasonable attorneys’ fees and all other costs and expenses incurred by any of them in the collection or enforcement of any debts, liabilities, and obligations of Borrower to any of them. Notwithstanding the foregoing, any obligation of any Guarantor under its Guaranty shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent conveyance, fraudulent transfer or the like under applicable Law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the United States Bankruptcy Code). If the amount of the Guaranteed Obligations outstanding is determined by a court of competent jurisdiction, that determination shall be conclusive and binding on such Guarantor, regardless of whether such Guarantor was a party to the proceeding in which the determination was made. Each Guarantor confirms that its Guaranty is not being executed or delivered nor are the Guaranteed Obligations being incurred by such Guarantor (and, by accepting each Guaranty, Agent and each Lender confirms that it is not accepting such Guaranty) with actual intent to hinder, delay or defraud any Person to whom such Guarantor is or may hereafter be indebted.

“Guarantors” means each of American Vanguard, GemChem, 2110 Davie and any other Material Subsidiaries of Borrower and any other Person that from time to time shall Guarantee any of the Obligations hereunder.

“Guaranty” means the Guaranty made by a Guarantor for the benefit of itself and the Guaranteed and Secured Parties pursuant to Article IV of this Agreement, including any Person joining in such Guaranty pursuant to Section 7.15 below.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Obligations” means, as of any date (a) the amount payable by American Vanguard and any its Subsidiaries under Permitted Hedges that have been terminated and (b) the amount that is reasonably determined would be payable by American Vanguard and its Subsidiaries if all other Permitted Hedges as of such date, in each case together with accrued and unpaid fees and expenses, reimbursements, indemnities and other monetary obligations.

“Immaterial Subsidiary” means, at any time, any Subsidiary of American Vanguard or of any of its Subsidiaries that (a) when consolidated (together with its Subsidiaries) with American Vanguard and its Subsidiaries does not cause the consolidated net assets of American Vanguard owned by Subsidiaries that are not Guarantors to exceed 5% of such consolidated net assets or (b) is a Foreign Subsidiary.

“Indebtedness” of any Person means all liabilities which, in accordance with GAAP, would be shown on the liability side of a statement of condition of such Person as of the date as of which such liabilities are to be determined and all liabilities of others assumed or Guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such liability or to supply or advance sums or otherwise.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Maturity Date for Revolving Commitments then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Bank of the West in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $10,000,000. The L/C Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include any Existing Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan, Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, Agent Fee Letter, each Security Document, any Guaranty, collateral access agreements, and each other document and agreement executed in connection herewith or therewith.

“Loan Notice” means a notice of (a) a Revolving Borrowing or Term Borrowing, (b) a conversion of Revolving Loans or Term Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a) which, if in writing, shall be substantially in the form of Exhibit A or other form acceptable to Agent.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent, the L/C Issuer, the Swing Line Lender or any Lender) executing a Loan Document including, without limitation each Guarantor and any other Person executing a Security Document.

“Maintenance CAPEX” means Capital Expenditures that American Vanguard and its Subsidiaries reasonably have projected and incurred in the ordinary course of business to replace and maintain their respective properties in substantially the same condition and manner as in effect on the Closing Date. “Maintenance CAPEX” does not include Capital Expenditures projected or incurred that materially expand or improve properties.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations, of either Borrower or American Vanguard and its Subsidiaries, taken as a whole, (b) the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any material portion of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

“Material Foreign Subsidiary” means, at any time, any Foreign Subsidiary of American Vanguard or any of its Subsidiaries that, when consolidated (together with its Subsidiaries) with American Vanguard and its Subsidiaries causes the consolidated net assets of American Vanguard owned by Subsidiaries that are not Guarantors to exceed 5% of such consolidated net assets.

“Material Subsidiary” means a Subsidiary of American Vanguard (other than an Immaterial Subsidiary).

“Maturity Date” means (a) in respect of Credit Extensions under the Revolving Commitments of the Lenders, December 15, 2011; and (b) in respect of Term Loans, December 15, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Modified Current Ratio” means, with respect to American Vanguard and its Subsidiaries, as of any date, the ratio of (a) trading accounts receivable and inventory (disregarding any inventory that would result in the ratio of inventory to trading accounts receivable exceeding 1.35 to 1.00) to (b) the aggregate amount of outstanding Revolving Loans, Swing Line Loans and L/C Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, when used in respect of any Equity Offering, the gross Cash proceeds of such offering, when and as received, less (a) all direct costs and expenses incurred or to be incurred in connection with such sale, offering or issuance (including, without limitation, reasonable and customary brokerage commissions, underwriting fees, discounts and expenses, legal fees and expenses and similar out-of-pocket expenses) and (b) all Federal, state, local and foreign taxes or levies incurred, paid or assessed, or to be incurred, paid or assessed, in connection with such offering.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, in form and substance reasonably satisfactory to Agent and Lenders.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to all amounts or notes receivables sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP or (ii) does not (and is not required to) appear as a liability on the consolidated balance sheet of such Person and its Affiliates, but in any case excluding any obligations that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Hedging Agreement” means any foreign exchange, contracts, currency swap agreements, commodity agreements, interest rate swaps or any other derivative or similar agreements or arrangements.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Acquisitions by American Vanguard and/or one or more of its Subsidiaries for aggregate consideration not to exceed $15,000,000 where:

(a) The Board of Directors or authorized management committee of American Vanguard or of the applicable Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Acquisition;

(b) The business or assets acquired in such Acquisition is or are similar, related, incidental, or complementary to the business of American Vanguard or one or more if its Subsidiaries;

(c) Both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent has been notified in writing by Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d) After giving effect to the Acquisition, Borrower will continue to be compliance with the covenants in this Agreement, determined on a Pro Forma Basis; and

(e) If such Acquisition results in a Subsidiary of American Vanguard being created or acquired (other than an Immaterial Subsidiary), such Subsidiary joins in this Agreement and delivers the Guaranty and other documents required by Section 7.15 of this Agreement.

“Permitted Hedges” means foreign exchange transactions, interest rate transactions, and other over-the-counter derivatives executed by Borrower with a Lender or an Affiliate of a Lender that are permitted under this Agreement and are entered into in the ordinary course of business for the purpose of hedging currency or interest rate risks of Borrower and not for speculation.

“Permitted Liens” means any Liens permitted under Section 8.01 and other Liens otherwise acceptable to Agent in its discretion.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of the West as its “prime rate.” The “prime rate” is a rate set by Bank of the West based upon various factors including Bank of the West’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of the West shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” means a Revolving Loan, Term Loan or Swing Line Loan that bears interest based on the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant after giving effect to an Acquisition (including pro forma adjustments arising out of events which are directly attributable to the Investment, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and Requirements of Law; such pro forma adjustments may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments based on reasonable assumptions by an Responsible Officer of Borrower, together with such other pro form adjustments certified as based on reasonable assumptions by an Responsible Officer of Borrower using, for purposes of determining such compliance, the historical financial statements of Borrower, its Subsidiaries and any asset acquired with such Investment).

“Prohibited Transaction” means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code or the transitional rules of section 2003(c) or ERISA.

“Property” means, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by Borrower.

“Pro Forma” means, with respect to compliance with any test or covenant hereunder and calculation of other amounts, calculations and determination as adjusted to effect to any transaction (including pro forma adjustments arising out of events which are directly attributable to the transaction, are factually supportable to the reasonable satisfaction of Agent and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and Law); such pro forma adjustments may include anticipated income upon completion of planned capital expenditures, cost savings from restructuring charges or integration activities, extrapolation from historical financial statements and other adjustments based on reasonable assumptions by a Responsible Officer of Borrower.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans and Term Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, two (2) or more Lenders having more than 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Borrowing” means a borrowing of Revolving Loans consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations and Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as such opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01.

“SEC Filings” means, collectively, annual, regular, periodic and special reports and registration statements which American Vanguard may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Secured Obligations” means the Obligations and the Hedge Obligations.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit C from Borrower and each Guarantor.

“Security Documents” means the Security Agreement and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Agent.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed liabilities evaluated for purposes of Section 101(31) of the United States Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act); (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of American Vanguard.

“Swing Line” means the revolving facility made available to Swing Line lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of the West in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04.

“Swing Line Loan Notice” means a swing line loan notice that is in form and substance satisfactory to the Swing Line Lender and to Agent.

“Swing Line Sublimit” means an amount equal to the lesser of $5,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of (although uncommitted) and not in addition to the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of Term Loans made by each of the Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Lender, its obligation to make Term Loans to Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth as such opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Borrowing” means a borrowing of Term Loans pursuant to Section 2.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“2110 Davie” means 2110 Davie Corporation, a California corporation and a Wholly Owned Subsidiary of American Vanguard.

“Type” means, with respect to a Loan, its character as a Prime Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wholly Owned Subsidiary” means, as to any Person (a) any corporation 100% of whose Equity Interests (other than director’s and national citizen qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans; Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees:

(a) to make loans (each such loan, a “Revolving Loan”) to Borrower from time to time, on any Business Day during the Availability Period for Revolving Loans, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans (i) the Total Outstandings of Letters of Credit, Revolving Loans and Swing Line Loans shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow Revolving Loans under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

(b) to make loans (each such loan a “Term Loan”) to Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Term Commitment on such date; and subject to satisfaction, among other things, of the terms and conditions contained in Section 2.15, to make such additional Term Loans as such Lender shall agree during any Availability Period for such Term Loans to be established pursuant to such section. The Term Loans are term loans and, once repaid, may not be reborrowed.

Revolving Loans and Term Loans may be Prime Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Revolving and Term Borrowings, Conversions and Continuations. (a) Each Revolving Borrowing, each Term Borrowing, each conversion of Revolving Loans and Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each telephonic notice by Borrower pursuant to this Section 2.02 must be confirmed promptly by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.

(b) Each such notice must be received by Agent not later than 9:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Prime Rate Loans, and (ii) on the requested date of any Borrowing of Prime Rate Loans.

(c) Each Revolving Borrowing and Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Borrowing and Term Borrowing of or conversion to Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(d) Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Revolving Borrowing, a Term Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans or Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Loans or Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Revolving Loan or Term Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans or Term Loans shall be made as, or converted to, Prime Rate Loans. Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(e) Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Prime Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing or Term Borrowing, each Lender shall make the amount of its Loan available to Agent in immediately available funds at Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Revolving Borrowing or Term Borrowing is the initial Credit Extension, Section 5.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of the West with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Revolving Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(f) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Prime Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(g) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(h) After giving effect to all Revolving Borrowings, Term Borrowings, all conversions of Revolving Loans and Term Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings of Letters of Credit, Revolving Loans and Swing Line Loans shall not exceed the aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(E) unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Agent if different from the L/C Issuer) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business

Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, Borrower shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 11.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan that is a Revolving Loan to Borrower in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Prime Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Material Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Material Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and the L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of the West.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit.

(i) L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage a L/C fee (the “L/C Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and for each commercial Letter of Credit equal to an amount calculated in accordance with Agent’s standard fee schedule as in effect from time to time. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees for standby Letters of Credit shall be (i) due and payable on the date of issuance, on the last day of each March, June, September and December occurring while such Letter of Credit is outstanding, on the L/C Expiration Date and thereafter on demand and (ii) computed in advance. L/C Fees on commercial Letters of Credit shall be due and payable on the date of issuance, increase, extension or amendment of a Letter of Credit and shall be fully earned and non-refundable when due. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j) Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to consider in its sole and absolute discretion making loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. The Swing Line is a discretionary, uncommitted facility and Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrower which notice may be given by Swing Line Lender before or after Borrower requests a Swing Line Loan hereunder. Each Swing Line Loan shall be a Prime Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Unless the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Agent (if other than the Swing Line Lender), which may be given by telephone. Each such notice must be received by Swing Line Lender and Agent, as applicable, not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice from a Responsible Officer of Borrower must be confirmed promptly by delivery to Swing Line Lender and Agent, as applicable, of electronic (such as email) or written communication of the information contained in a Swing Line Loan Notice, appropriately completed and, if in writing, signed by a Responsible Officer of Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Agent, if other than the Swing Line Lender, (by telephone, electronic communication or in writing) that Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Agent (by telephone, electronic communication or in writing) of the contents thereof. Unless (x) the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, or (y) the Swing Line Lender has received notice (by telephone, electronic communication or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds. Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Agent of a Swing Line Loan Notice.

(c) Refinancing of Swing Line Loans.

(i) Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Prime Rate Loan that is a Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Prime Rate Loans, but subject to the unutilized portion of the aggregate Revolving

Commitments and the conditions set forth in Section 5.02. Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to Agent, if other than Swing Line Lender. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to Agent in immediately available funds for the account of Swing Line Lender at Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan that is a Revolving Loan to Borrowers in such amount. Agent shall remit the funds so received to Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Prime Rate Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Agent will make such demand upon the request of Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Prime Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

2.05 Prepayments. (a) Within one (1) Business Day after receipt of Net Cash Proceeds of any Equity Offering, Borrower shall prepay Loans in an amount equal to 50% of such Net Cash Proceeds. Any such prepayment shall be applied to the Term Loans in payment of the required monthly installments of principal in the inverse order or maturity. After the Term Loans have been repaid in full, any such amount shall be applied to prepayment of the Revolving Loans, and after payment in full of all Loans, shall be applied to Cash Collateralize L/C Obligations.

(b) Borrower may, upon notice to Agent from Borrower, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as described in subsection (c) below); provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Prime Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages.

(d) Borrower may, upon notice to Swing Line Lender from Borrower (with a copy to Agent, if other than the Swing Line Lender), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and Agent, as applicable, not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(e) If for any reason the Total Outstandings of Letters of Credit, Revolving Loans and Swing Line Loans at any time exceed the aggregate Revolving Commitments, Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05 unless after the prepayment in full of the Revolving Loans and Swing Line Loans, the L/C Obligations exceed the aggregate Revolving Commitments then in effect.

(f) Each prepayment of Term Loans shall be applied to installments payable thereon pursuant to Section 2.07 in the inverse order of maturity.

2.06 Termination or Reduction of Revolving Commitments. Borrower may, upon notice from Borrower to Agent, terminate the aggregate Revolving Commitments, or from time to time permanently reduce the aggregate Revolving Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of Revolving Loan, Swing Line Loans and L/C Obligations would exceed the aggregate Revolving Commitments and (iv) if, after giving effect to any such reduction of the aggregate Revolving Commitments, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Revolving Commitments. Any reduction of the aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Borrower agrees to repay to Lenders on the Maturity Date for the Revolving Commitments the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Borrower agrees to repay each Swing Line Loan on the earlier to occur of (a) the date five Business Days after such Loan is made or (b) such earlier date as shall be acceptable to the Swing Line Lender.

(c) Borrower agrees to repay Term Loans (except Term Loans made upon increase of the Term Commitments pursuant to Section 2.15) on the last Business Day of each March, June, September and December, beginning March 31, 2007 in installments of principal equal to:

Dates of Payment	Amount

On the last day of each March, June, September and December falling during the following period:

January 1, 2007 through December 31, 2009	$1,000,000

January 1, 2010 through September 30, 2013	$2,000,000

(d) Borrower agrees to repay Term Loans made after an increase in the Term Loans pursuant to Section 2.15 on the last Business Day of each March, June, September and December, beginning with the first such date occurring after disbursement equal to:

Dates of Payment	Amount

On the last day of each March, June, September and December falling during the following period:	A percentage of the initial amount of such Term Loans equal to:

January 1, 2007 through December 31, 2009	1.6667%

January 1, 2010 through September 30, 2013	3.3333%

(e) Borrower agrees to repay to Lenders on the Maturity Date for the Term Commitments the aggregate principal amount of Term Loans outstanding on such date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Prime Rate Loan (including each Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, to the extent accrued when each Loan is prepaid or repaid and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage an unused fee equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and Swing Line Loans and the Outstanding Amount of L/C Obligations. The unused fee shall accrue at all times during the Availability Period for Revolving Loans, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the last Business Day of each March, June, September and December commencing with the first such date to occur after the Closing Date and on the last day such Availability Period.

(b) In addition to fees described elsewhere in this Agreement, Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in Agent Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.12 Intentionally Omitted.

2.13 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Prime Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to Agent, then the applicable Lender and Borrower agrees to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Prime Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, purchase its participation or to make its payment under Section 10.04(c):

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations or Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

2.15 Additional Term Commitments.

(a) Requests for Increase. Provided there exists no Default, upon notice to Agent (which shall promptly notify the Lenders), Borrower may request in writing delivered at any time during the period from the Closing Date until the date that is six (6) years thereafter additional Term Commitments from the Lenders of not less than $1,000,000 and in an aggregate amount not to exceed $30,000,000. No more than three such requests may be made. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Response. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Term Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Term Commitment. Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Agent (which approval shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel. If the aggregate Term Commitments are increased in accordance with this Section 2.15, Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(c) As conditions precedent to or concurrent with such increase:

(i) No Default shall have occurred and be continuing, and Agent shall have received evidenced satisfactory to it that, after giving effect to Borrowings of Term Loans in the aggregate amount of the increased Term Commitments, Borrower will be in compliance with this Agreement;

(iii) Borrower shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts as Agent or any Lender through Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Security Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and conform more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party;

(iv) deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Article VI shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01 and (B) no Default exists;

(v) make arrangements to insure the prepayments of any Term Loans outstanding on the Increase Effective Date and pay any additional amounts required pursuant to Article III to the extent necessary to keep the outstanding Term Loans ratable with any revised Applicable Percentage arising from any nonratable increase in the Term Commitments under this Section 2.15; and

(vi) pay to or Agent and the Lenders such upfront and other fees as they shall require in connection with such increase.

(d) Conflicting Provisions. This Section 2.15 shall supersede any contrary provision in this Agreement with respect to ratable sharing by the Lenders.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by Borrower to or on account of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Lenders. Any Lender, if requested by Borrower or Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. If Agent, any Lender or the L/C Issuer determines, in its sole discretion, reasonably exercised, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or the L/C Issuer in the event Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03 Inability to Determine Rates. If Agent reasonably determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans in the amount specified therein.

3.04 Increased Costs (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of

Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer describing in reasonable detail the basis therefor, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could reasonably have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon notice describing in reasonable detail the basis therefor Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Prime Rate Loan on the date or in the amount notified by Borrower; including any loss of reasonably anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, reasonably exercised, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV. GUARANTY

4.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees to the Guaranteed Parties the prompt payment and performance when due (whether at its maturity, by lapse of time, by acceleration or otherwise) of the Guaranteed Obligations. This is a guaranty of payment, not of collection. If Borrower defaults in the payment when due of the Guaranteed Obligations or any part thereof, such Guarantor shall in lawful money of the United States pay on demand, all sums due and owing on such Guaranteed Obligations, including all interest, charges, fees and other sums, costs and expenses.

4.02 Guaranty to be Absolute. Each Guarantor expressly agrees that until the Guaranteed Obligations are paid and performed in full and each and every term, covenant and condition of this Guaranty is fully performed, such Guarantor shall not be released by or because of: (a) any act or event which might otherwise discharge, reduce, limit or modify such Guarantor’s obligations under this Guaranty; (b) any waiver, extension, modification, forbearance, delay or other act or omission of Agent or any Lender or their failure to proceed promptly or otherwise as against Borrower, any Guarantor or any security; (c) any action, omission or circumstance which might increase the likelihood that such Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of such Guarantor as against Borrower; or (d) any dealings occurring at any time between Borrower and any Lender, whether relating to the Guaranteed Obligations or otherwise. Each Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of each Guarantor under it shall be absolute and unconditional under any and all circumstances.

4.03 Authorized Action. Each Guarantor authorizes the Guaranteed Parties to perform any or all of the following acts at any time in their sole discretion, all without notice to such Guarantor and without affecting such Guarantor’s obligations under this Guaranty: (a) alter any terms of the Guaranteed Obligations or any part of them, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Guaranteed Obligations or any part of them; (b) take and hold security for the Guaranteed Obligations or this Guaranty, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security; (c) direct the order and manner of any sale of all or any part of any security now or later to be held for the Guaranteed Obligations or this Guaranty, and also bid at any such sale; (d) apply any payments or recoveries from Borrower, any other Guarantor or any other source, and any proceeds of any security, to Borrower’s obligations under the Credit Agreement in accordance with the Credit Agreement or, if not so provided therein, in such manner, order and priority as Agent and the Lenders may elect, whether or not those obligations are guaranteed by this Guaranty or secured at the time of the application; (e) release Borrower of its liability for any obligations comprising the Guaranteed Obligations or any part thereof; (f) substitute, add or release any one or more guarantors or endorsers; (g) in addition to the extensions of credit accommodations under the Credit Agreement, any Lender may extend other credit to Borrower, and may take and hold security for the credit so extended, all without affecting such Guarantor’s liability under this Guaranty.

4.04 Guarantors’ Waivers. Each Guarantor waives, to the fullest extent permitted by law: (a) all statutes of limitations as a defense to any action or proceeding brought against such Guarantor by the Guaranteed Parties; (b) any right it may have to require the Guaranteed Parties to proceed against Borrower or any Guarantor, proceed against or exhaust any security held from Borrower or any Guarantor, or pursue any other remedy in the Guaranteed Parties’ power to pursue; (c) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower or any other Guarantor; (d) any defense based on: (i) any legal disability of Borrower or any other Guarantor, (ii) any release, discharge, modification, impairment or limitation of the liability of Borrower or any Guarantor to the Guaranteed Parties from any cause, whether consented to by the Guaranteed Parties or arising by operation of law or from any Debtor Relief Laws and (iii) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, pursuant to any such Debtor Relief Laws; (e) any defense based on any action taken or omitted by the Guaranteed Parties in any Debtor Relief Law proceeding involving Borrower or any Guarantor, including any election to have the claims of the Guaranteed Parties allowed as being secured, partially secured or unsecured, any extension of credit by the Guaranteed Parties to Borrower or any Guarantor in any such proceeding, and the taking and holding by Agent or any Lender of any security for any such extension of credit; (f) all presentments, demands for performance, notice of intention to accelerate, notice of acceleration, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind; and (g) any defense based on or arising out of any defense that Borrower or any Guarantor may have to the payment or performance of the Guaranteed Obligations or any part of them.

4.05 Waivers of Subrogation and Other Rights. (a) Upon a default by Borrower, the Guaranteed Parties, in their sole discretion, without prior notice to or consent of the Guarantors, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Guaranteed Obligations, (ii) accept a transfer of any such security in lien of foreclosure, (iii) compromise or adjust the Guaranteed Obligations or any part thereof or make any other accommodation with Borrower or any Guarantor, or (iv) exercise any other remedy against Borrower, any Guarantor or any security. No such action by the Guaranteed Parties shall release or limit the liability of the Guarantors, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive the Guarantors of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower or any Guarantor for any sums paid to the Guaranteed Parties, whether contractual or arising by operation of law or otherwise. Each Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Guaranteed Parties or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Guaranteed Obligations.

(b) Regardless of whether any Guarantor may have made any payments to the Guaranteed Parties, each Guarantor forever waives: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from Borrower and any other Guarantor for any sums paid to the Guaranteed Parties, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that Agent or any Lender may have against Borrower or any other Guarantor, and (iii) all rights to participate in any security now or later to be held by the Guaranteed Parties for the Guaranteed Obligations.

4.05 Right to Non-judicially Foreclose. The Guaranteed Parties may, at their election, foreclose on any security held for the Guaranteed Obligations by one or more judicial or nonjudicial sales, or exercise any other right or remedy the Guaranteed Parties may have against Borrower, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid. Each Guarantor unconditionally and irrevocably waives all rights and defenses that such Guarantor may have because the Guaranteed Obligations are or become secured by real property. This means, among other things: (a) the Guaranteed Parties may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by Borrower; (b) if the Guaranteed Parties foreclose on any real property collateral pledged by Borrower: (i) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (ii) the Guaranteed Parties may collect from the Guarantors even if such foreclosure operates, pursuant to applicable law, to impair or extinguish any right of the Guarantors against Borrower or each other. Each Guarantor understands and acknowledges that if the Guaranteed Parties foreclose judicially or nonjudicially against any real property security for Borrower’s obligations, such foreclosure could impair or destroy any right or ability that such Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty. Each Guarantor further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40, 71 Cal. Rptr. 64 (1968), on the grounds, among others, that the Guaranteed Parties should be estopped from pursuing such Guarantor because the Guaranteed Parties’ election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Guarantor. By execution of this Guaranty, each Guarantor intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be liable, on a joint and several basis, under this Guaranty even though the Guaranteed Parties had foreclosed judicially or nonjudicially against any real or personal property collateral for Borrower’s obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Guaranteed Parties may begin to enforce this Guaranty; and (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based on or arising out of any one or more of California Code of Civil Procedure §§580a, 580b, 580d, or 726, or California Civil Code §2848. Without limiting the foregoing, each Guarantor waives all rights and defenses arising out of an election of remedies by the Guaranteed Parties, even though that election of remedies, such as nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure. Each Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Guarantor under this Guaranty to not more than the amount by which the unpaid Guaranteed Obligations plus all other indebtedness due from Borrower under the Credit Agreement and the Loan Documents exceeds the fair market value or fair value of any real or personal property securing said Guaranteed Obligations and any other indebtedness due from Borrower under the Credit Agreement, Security Agreement and the other Security Documents, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Guarantor acknowledges and agrees that, as a result of the foregoing waiver, the Guaranteed Parties may be entitled to recover from such Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by the Guaranteed Parties (or the proceeds of the sale of which have been received by the Guaranteed Parties) and any sums collected by the Guaranteed Parties from Borrower or other persons, might exceed the amount of the Guaranteed Obligations plus all other indebtedness due from Borrower under the Credit Agreement and the Loan Documents.

4.06 Revival and Reinstatement. If the Guaranteed Parties are required to pay, return or restore to Borrower or any other Person any amounts previously paid on the Guaranteed Obligations because of any proceeding under any Debtor Relief Laws, any stop notice or any other reason, the obligations of the Guarantors shall be reinstated and revived, and the rights of the Guaranteed Parties shall continue with regard to such amounts, all as though they had never been paid.

4.07 Information Regarding Borrower. Before signing this Guaranty, each Guarantor investigated the financial condition and business operations of Borrower and such other matters as such Guarantor deemed appropriate to assure itself of Borrower’s ability to discharge its obligations under this Agreement and other Loan Documents. Each Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Borrower’s ability to pay and perform its obligations hereunder. The Guaranteed Parties do not have any duty to disclose to the Guarantors any information which they may have or receive about Borrower’s financial condition, business operations, or any other circumstances bearing on its ability to perform.

4.08 Subordination. Any rights of the Guarantors, whether now existing or later arising, to receive payment on account of any Indebtedness (including interest) owed to it by Borrower or any subsequent owner of any real property collateral for the Guaranteed Obligations, or to withdraw capital invested by it in Borrower, or to receive distributions from Borrower, shall at all times be subordinate as to Lien and time of payment and in all other respects to the full and prior repayment to the Guaranteed Parties of the Guaranteed Obligations. Each Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Guaranteed Obligations have been paid and performed in full and any such sums received in violation of this Guaranty shall be received by such Guarantor in trust for the Guaranteed Parties.

4.09 Additional and Independent Obligations. Each Guarantor’s obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by the beneficiary of such other guaranty or guaranties. Each Guarantor’s obligations under this Guaranty are independent of those of Borrower on the Guaranteed Obligations. The Guaranteed Parties may bring a separate action, or commence a separate reference or arbitration proceeding against a Guarantor without first proceeding against Borrower, any other Person or any security that Agent or any Lender may hold, and without pursuing any other remedy. The Guaranteed Parties rights under this Guaranty shall not be exhausted by any action by the Guaranteed Parties until the Guaranteed Obligations have been paid and performed in full.

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement , all Security Documents and any other Loan Documents, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) if any Lender requests a Note, a Note executed by Borrower in favor of such Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties reasonably acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents referred to in subsections (i), (iii) and (iv) above in form and substance satisfactory to Agent;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) a duly completed Compliance Certificate of Borrower as of the last day of the fiscal quarter most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower;

(x) such other assurances, certificates, documents, consents or opinions as Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Closing Date shall have occurred on or before December 31, 2006.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor represents and warrants to Agent and the Lenders that:

6.01 Financial Condition; No Change. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of American Vanguard and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of American Vanguard and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The balance sheets of American Vanguard most recently delivered to the Lenders, and the statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.02 Corporate Existence; Power; Etc. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.06 Litigation. Except as disclosed in SEC Filings made to date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Material Subsidiary thereof, of such matters.

6.07 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Material Subsidiary that would, if made, have a Material Adverse Effect.

6.08 Margin Regulations; Investment Company Act. (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Person Controlling Borrower, or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.09 Subsidiaries. Except as disclosed to the extent required by Law in SEC Filings made to date, American Vanguard has no Subsidiaries, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in the SEC Filings free and clear of all Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed, to the extent required by Law, in the SEC Filings. All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable.

6.10 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that reasonably could be expected to have a Material Adverse Effect.

6.11 Ownership of Property; Liens. Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.12 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation and no Default has occurred under this Agreement or any Loan Document that, in any case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

6.14 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws. Each Loan Party and each Material Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.16 Environmental Compliance. To the best of its knowledge, the operations of American Vanguard and each of its Subsidiaries comply substantially, and during the term of this Agreement will at all times comply substantially, in all respects with all applicable Environmental Laws; American Vanguard and each of its Subsidiaries has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law (“Environmental Permits”) and necessary for its ordinary operations, all such Environmental Permits are in good standing, and American Vanguard and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits; neither American Vanguard nor any of its Subsidiaries nor any of their respective present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of American Vanguard or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of Borrower. In addition (i) neither American Vanguard nor any of its Subsidiaries has or maintains any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (ii) each of American Vanguard and its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Law.

6.17 Security Documents. The Security Documents are effective to create in favor of Agent, for the benefit of the Guaranteed and Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when duly recorded or filed, the Liens granted under the Security Documents will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, subject to the effect of applicable bankruptcy and similar Laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at Law or a suit at equity.

6.18 Solvency. American Vanguard and each of its Subsidiaries is Solvent after giving effect to each of the Loan Documents.

6.19 Intellectual Property; Licenses, Etc. American Vanguard and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by American Vanguard or any Material Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower and each Guarantor shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:

7.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of American Vanguard, a consolidated balance sheet of American Vanguard and its Subsidiaries as at the end of such fiscal year together with consolidated statements of income, stockholders’ equity and statements of cash flow of American Vanguard and its Subsidiaries for such year presented fairly in accordance with GAAP and accompanied by an unqualified report of a firm of independent certified public accountants acceptable to Agent and, upon issuance, a copy of any management letter issued in connection therewith by such certified public accountants;

(b) as soon as available, but in any even within 45 days after the end of each of the first three fiscal quarters of each fiscal year of American Vanguard (and within ninety (90) days after the last fiscal quarter in each fiscal year), consolidated and consolidating statements of income, stockholders’ equity and cash flows for American Vanguard and its subsidiaries for the period just ended together with the related balance sheet of American Vanguard and its Subsidiaries as of the end of such period prepared by American Vanguard, together with a certificate of the chief financial officer of American Vanguard stating that to the best of his (her) knowledge and belief such financial statements are prepared in accordance with GAAP, subject to normal year end adjustments.

7.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower;

(b) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c) within one hundred and twenty (120) days after the end of each fiscal year, a company-prepared budget for the then current year in form and detail satisfactory to Agent;

(d) within forty-five (45) days after the last day of each fiscal quarter of American Vanguard, an accounts receivable and accounts payable aging report of American Vanguard and its subsidiaries as of the last day of such fiscal quarter in form and substance satisfactory to Agent;

(e) promptly, copies of all SEC Filings (including Form 10Q within 45 days after the end of each fiscal quarter and Form 10K within 90 days after the end of each fiscal year)and any other regular, periodic or special reports which American Vanguard or any of its Subsidiaries files, or is required to file, with any national securities exchange and copies of each notice or other material correspondence from the Securities and Exchange Commission or comparable agency concerning any investigation or possible investigation or other inquiry regarding financial or other operation results of any Loan Party or any Subsidiary thereof;

(f) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.02(e) (to the extent any such documents are included in SEC Filings) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which American Vanguard posts such documents or provides a link thereto on American Vanguard’s website on the Internet at an address provided to Agent and each Lender; or (ii) on which documents are posted on American Vanguard’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or sponsored by Agent); provided, however, that (i) American Vanguard shall deliver paper copies of documents to Agent or any Lender that requests American Vanguard to deliver such paper copies until a written request to cease delivering paper copies is given to American Vanguard by such recipient and (ii) American Vanguard shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance, American Vanguard shall be required to deliver paper copies of the Compliance Certificate required by Section 7.02(a) to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by American Vanguard with any request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) Agent may make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Each Loan party hereby agrees that so long as American Vanguard is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized Agent to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of Agent for the payment thereof in the event American Vanguard or any of its Subsidiaries is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by such Person.

7.04 Maintenance of Existence and Properties. Maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Law. Any violation of a Law shall be corrected within thirty (30) days (or such other period as agreed upon by the Lenders) of the earlier of receipt of a citation or knowledge of such violation by Borrower or any Guarantor.

7.05 Inspection of Property; Books and Records; Discussions. Permit representatives and independent contractors of Agent and each of the Lenders to (i) visit and inspect any of its properties to examine its corporate, financial and operating records, (ii) make copies of any of the foregoing or abstracts therefrom, and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists, Agent and any Lender (and any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

7.06 Notices. Give prompt written notice to Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of American Vanguard or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between American Vanguard or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting American Vanguard or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by American Vanguard or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.06(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.07 Maintenance of Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, product liability insurance with a coverage amount of not less than $20,000,000.00, and furnish Agent on request full information as to all such insurance. Agent for the benefit of the Guaranteed and Secured Parties shall be named as loss payee and an additional insured on all policies of insurance maintained as required hereunder.

7.08 Environmental Compliance.

(a) Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.

(b) Give prompt written notice to Agent, but in no event later than ten days after becoming aware, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against American Vanguard or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Liabilities, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of American Vanguard or any of its Subsidiaries that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

(c) Upon the written request of Agent, each of Borrower and the Guarantors shall submit to Agent, at Borrower’s or such Guarantor’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this section.

(d) At all times indemnify and hold harmless Agent and the Lenders from and against all liability arising out of any Environmental Liabilities, except those Environmental Liabilities caused as a primary and direct result of the gross negligence or willful misconduct of Agent or any of the Lenders.

7.09 ERISA. Furnish to Agent:

(a) Promptly and in any event within ten (10) days after Borrower or a Guarantor knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of Borrower or such Guarantor setting forth details as to such Reportable Event and the action which Borrower or such Guarantor proposes to take with respect thereto;

(b) Promptly and in any event within ten (10) days after Borrower or a Guarantor knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by Borrower, any Guarantor or any ERISA Affiliate, a statement of the chief financial officer of Borrower or such Guarantor describing such condition;

(c) At least ten (10) days prior to the filing by a plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(d) Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by Borrower, a Guarantor or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(e) Promptly and in any event within ten (10) days after Borrower or any Guarantor knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of Borrower or such Guarantor describing such event or condition;

(f) Promptly and in no event more than ten (10) days after receipt thereof by Borrower, any Guarantor or any ERISA Affiliate, a copy of each notice received by Borrower, such Guarantor or ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

(g) Promptly after receipt thereof a copy of any notice Borrower, any Guarantor or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subparagraph (g) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

7.10 Permitted Hedges. From the period beginning ninety (90) days after the Closing Date until the fourth annual anniversary after the Closing Date, maintain in effect Permitted Hedges that are interest rate swap agreements for a notional amount not less than one-half of the principal amount of the Term Loans from time to time outstanding and that are otherwise acceptable to Agent.

7.11 Payment of Obligations. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by American Vanguard or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.12 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.13 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of American Vanguard or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over American Vanguard or such Subsidiary, as the case may be. American Vanguard shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

7.14 Use of Proceeds. Use the proceeds of the Credit Extensions under the Revolving Commitments for working capital and general corporate purposes; use the proceeds of the Term Loans to finance the acquisition of the BASF Aktiengesellschafter “Counter Product” and related assets and the Lock ‘n Loan closed delivery system and refinance existing indebtedness. No Credit Extension shall be used in contravention of any Law or of any Loan Document.

7.15 Collateral; Guarantors; Post Closing Matters.

(a) Execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Security Documents.

(b) Promptly upon any Subsidiary of American Vanguard becoming a Material Subsidiary, cause such Material Subsidiary to execute and deliver to Agent a joinder to this Agreement that is in form and substance satisfactory to Agent pursuant to which such Material Subsidiary joins in the Guaranty and the other terms and conditions hereof and such other Security Documents as shall be requested by Agent that are in form and substance reasonably satisfactory to Agent granting to Agent for the benefit of the Guaranteed and Secured Parties a first priority perfected security interest in substantially all personal property of such Subsidiary together with such incumbency certificate, Organization Documents of such Subsidiary, good standing certificates and opinions as Agent may reasonably request;

(c) And to cause each other Loan Party to (i) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (ii) comply with the requirements of all state and federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (iii) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Borrower nor any Guarantor shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral except Liens in favor of Agent for the benefit of the Guaranteed and Secured Parties, or create, incur, assume or suffer to exist any Lien upon any of its other property and assets except:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided that Borrower or the relevant Guarantor shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(b) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of Borrower’s or the relevant Guarantor’s business;

(c) Purchase money security interests for property, conditional sale agreements, or other title retention agreements; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired in connection with the grant of such security interest; and

(d) Other Liens securing Indebtedness permitted under Section 8.03(e).

8.02 Intentionally Omitted.

8.03 Funded Debt. Create, incur, assume or suffer to exist, or otherwise become or be liable, or cause any Subsidiary to create, incur, assume or suffer to exist, or otherwise become or be liable, in respect of any Indebtedness except:

(a)	The Obligations;

(b)	Indebtedness reflected in the financial statements referred to in Section 6.01;

(c)	Trade debt incurred in the ordinary course of business;

(d)	Indebtedness secured by Liens permitted under Sections 8.01(a), (b) and (c); and

(e)	Other Indebtedness in an aggregate amount of not more than $4,000,000.00 at any time outstanding.

8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor.

8.05 Acquisitions. Without the prior written consent of the Required Lenders, make any Acquisitions other than Acquisitions permitted pursuant to Sections 8.06 or 8.10; provided, that (i) at least seven (7) Business Days prior to making a Permitted Acquisition Borrower shall deliver or cause to be delivered to Agent a Compliance Certificate prepared on a Pro Forma Basis and projections, each in form and substance satisfactory t the Agent, demonstrating that, after giving effect to such Acquisition, no

Potential Default or Event of Default will have occurred or is reasonably expected to occur prior to repayment in full of the Loans when due and (ii) concurrently with such Acquisition, Borrower shall deliver or cause to be delivered to the Agent any Loan Documents required by this Agreement and the other Loan Documents, including, without limitation, pursuant to Section 7.15.

8.06 Investments; Advances. Make or commit to make any Investment except that.

(a) the Guarantors and the Domestic Wholly-Owned Subsidiaries of Borrower and the Guarantors may make loans and advances in the ordinary course of business to Borrower; provided that any promissory notes evidencing such intercompany loans advances shall be pledged and delivered to Agent under the Security Documents;

(b) Borrower, the Guarantors and their Subsidiaries may establish and make additional investments in Domestic Wholly Owned Subsidiaries that are Guarantors;

(c) Borrower, the Guarantors and their Subsidiaries may make investments in Cash Equivalents;

(d) Borrower, the Guarantors and their Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write downs or write offs) shall not exceed $500,000; and

(e) Permitted Acquisitions.

8.07	Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and other assets in the ordinary course of business as presently conducted;

(c) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

(d) Dispositions permitted by Section 8.04.

provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.

8.08 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower, the Guarantors and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.09 Financial Covenants.

(a) Permit the Consolidated Funded Debt Ratio as of the end of any fiscal quarter to exceed the ratio set next to such fiscal quarter below:

As of the following date:	Not permit the ratio to exceed:

As of December 31, 2006, March 31, 2007, June 30, 2007 or September 30, 2007	3.00 to 1.00

As of December 31, 2007 and the last day of any fiscal quarter thereafter	2.50 to 1.00

(b) Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00.

(c) Permit the Modified Current Ratio as of the last day of any fiscal quarter to be less than 1.75 to 1.00.

8.10 Capital Expenditures. Permit American Vanguard and its Subsidiaries, on a consolidated basis, to make Capital Expenditures in any fiscal year in an aggregate amount in excess of Fifteen Million Dollars ($15,000,000). If Capital Expenditures made in any year are less than such sum, the differential will not increase the amount of Capital Expenditures that may be made in any succeeding year.

8.11 Hedge Agreements. Except for Permitted Hedges maintained pursuant to Section 7.10 above, enter into any Other Hedging Agreements.

8.12 Transactions with Affiliates; Creation of Subsidiaries.

(a) Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s and Guarantors’ business and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than would be obtainable in a comparable arms-length transaction;

(b) Establish, create, acquire or suffer to exist any Subsidiaries (except Immaterial Subsidiaries) other than Domestic Wholly Owned Subsidiaries that are Guarantors.

8.13 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, in any material respect, (a) limits the ability (i) of any Subsidiary to make Distributions to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

8.14 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower shall fail to pay any principal on the Loans or any L/C Obligation when due or Borrower or any other Loan Party shall fail to pay within five (5) days of the date when due any other Obligation under the Loan Documents; or

(b) Misrepresentations. Any representation or warranty made by Borrower or any Guarantor in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

(c) Specific Covenants. Except as otherwise expressly permitted by this Agreement, Borrower or any Guarantor shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Section 7.04 or Article VIII or in any Security Documents; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following notice thereof given to Borrower by Agent; or

(e) Cross-Default. Borrower or any Guarantor shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) ERISA. (1) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; or (2) a notice of intent to terminate a Plan under section 4041 of ERISA shall be filed; or (3) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or (4) any other event or condition shall exist which might, in the opinion of the Agent, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (5) Borrower, any Guarantor or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances which the Agent determines could have a Material Adverse Effect; or

(i) Judgments. One or more judgments or decrees for an aggregate amount in excess of $500,000 shall be entered against Borrower, any Guarantor or any of their respective Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

(j) Suspension of Business. Borrower or any Guarantor shall voluntarily suspend the transaction of business for more than five days in any calendar year; or

(k) Guaranty. Any Guarantor shall fail to observe or comply with any term or condition of its Guaranty or Guarantor Security Agreement or shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise; or

(l) Material Adverse Effect. An event shall occur that has a Material Adverse Effect;

(m) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases, in any material respect, to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of any other Secured Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X. AGENT

10.01 Appointment and Authorization of Agent. (a) Each of the Lenders and the L/C issuer hereby irrevocably appoints Bank of the West to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Agent to act as Agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 9.05 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Agent shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

10.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by a Lender or the L/C Issuer. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of the West as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder.

10.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10 Guaranty Matters. Each Lender and the L/C Issuer hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

10.11 Collateral Matters. (a) Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Security Documents for the benefit of such Lender and the L/C Issuer. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer. Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender and the L/C issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

(c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer) to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e) Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 5.01(a) (iii) or (iv) with respect to which Borrower has given assurances reasonably satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release any Guarantor from the Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; and (iii) Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii) if to Borrower, to the address, telecopier number, electronic mail address or telephone number specified for Borrower on Schedule 11.02; and

(iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Internet. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’ or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower, the L/C Issuer, the Swing Line Lender and each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent. L/C Issuer and Lenders. Agent, the L/C Issuer, the Swing Line Lender and Lenders shall be entitled to reasonably rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any Subsidiaries, or any Environmental Liability related in any way to Borrower or any Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), the L/C Issuer the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, the L/C Issuer, the Swing Line Lender or any Lender, or Agent, the L/C Issuer, the Swing Line Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer, the Swing Line Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the L/C Issuer and the Swing Line Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the L/C Issuer and the Swing Line Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer, the Swing Line Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer, the Swing Line Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) without regard to the minimum assignment amount required by clause (B) below, (i) a Lender may assign the entire remaining amount of its Commitment and Loans and (ii) a Lender may assign any amount of its Commitment and Loans to any Affiliate of such Lender; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender (so long as such Lender or Affiliate has full power, authority and sole discretion to act unilaterally on all matters relating to this Agreement, any other Loan Document or agreement or instrument contemplated hereby or thereby);

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent and Borrower an Assignment and Assumption, together with a processing and recordation fee payable to Agent equal to $3,000 provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent and Borrower an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by and a copy provided to Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion equal to not less than $5,000,000 of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrower shall be deemed to have given their consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(i) Resignation as L/C Issuer or Swing Line lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of the West assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of the West may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or resign as Swing line Lender. In the event of any such resignation as L/C Issuer and/or Swing Line Lender, the L/C Issuer or Swing Line Lender shall appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of the West as L/C Issuer or Swing Line Lender. If Bank of the West resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of the West resigns as Swing Line Lender, its hall retain all of the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(d). Upon the appointment of a successor L/C Issuer or Swing Line Loan, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of the West to effectively assume the obligations of Bank of the West with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but, subject to and in accordance with its ordinary and customary procedures and otherwise applicable Law, each Lender agrees to give Borrower prior written notice thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than

Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an uncured Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application, and, without the prior written consent of Agent, no setoff shall be made so long as any Obligations are secured directly or indirectly by real property.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of California.

(b) Submission to Jurisdiction. Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state of California sitting in Los Angeles County and of the United States District Court of the Central District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower and each other Loan Party irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Agent, on the other hand, and Borrower and each other Loan Party are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Agent has advised or is currently advising Borrower, any other Loan Party or any of their respective Affiliates on other matters) and Agent has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

11.18 Amendment of Security Documents; Effect of Amendment and Restatement. (a) For purposes of loans, letters of credit and other obligations of Borrower and Guarantors outstanding under the Existing Credit Agreement as of the Closing Date, this Agreement replaces the Existing Credit Agreement and other loan documents thereunder (the “Existing Loan Documents”) only to the extent inconsistent therewith. All such loans, letters of credit and obligations shall remain outstanding under this Agreement, bearing interest and being payable as set forth in this Agreement beginning as of the Closing Date but being construed as having been incurred when and as incurred under the Existing Credit Agreement. All references to the Existing Credit Agreement and to the terms thereof contained in the

Existing Loan Documents shall be construed as references to this Agreement and to the correlative terms hereof. Without limiting the generality of the foregoing, all Loan Documents providing for Collateral securing or guarantying (or in effect guarantying) the “Obligations” shall, from and after the Closing Date, be read to secure the “Secured Obligations.” Each of the parties hereto agrees that the grant of the security interests in the Collateral pursuant to the Security Documents is not intended to, nor shall it be construed, as constituting a release of any prior security interests granted by Borrower or any Subsidiary of Borrower in favor of Agent in or to any Collateral but is intended to constitute a restatement and confirmation of prior security interests together with a grant of a security interest in any additional Collateral contemplated by the Loan Documents.

(b) On the Closing Date, and without regard to any provisions of Section 11.06 above to the contrary, Lenders holding Loans and risk participations in Letters of Credit under the Existing Credit Agreement shall concurrently make assignments, and Lenders shall make purchases, thereof in amounts such that, after giving effect thereto, all Loans and risk participations under this Agreement are held by the Lenders proportionately as contemplaed by this Agreement.